UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2016

Kadmon Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37841	27-3576929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 East 29th Street New York, NY		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 308-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

In connection with the Credit Agreement, dated August 28, 2015, as amended, modified or supplemented, by and among Kadmon Pharmaceuticals, LLC (a wholly-owned subsidiary of Kadmon Holdings, Inc.) (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto and Perceptive Credit Opportunities Fund, L.P. (the “Credit Agreement”), the parties thereto have agreed, pursuant to a Third Waiver Agreement to Credit Agreement, to negotiate the amendment and restatement of certain covenants of the Borrower contained in the Credit Agreement.  In connection with such negotiation, the lenders under the Credit Agreement have agreed to refrain from exercising certain rights under the Credit Agreement, including the declaration of a default and the forbearance from acceleration of any repayment rights with respect to existing covenants until the parties have consummated the amendment and restatement of such provisions.  In addition, certain payments required to be made under the Credit Agreement shall be deferred while the parties negotiate the amendment.  The parties expect to finalize and execute the applicable amendment to the Credit Agreement within the next forty-five (45) days.  As of the date hereof, neither party is in default under the terms of the Credit Agreement.

The foregoing is a summary of the material terms of Third Waiver Agreement to Credit Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements which will be filed as exhibits to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kadmon Holdings, Inc.

Date: September 30, 2016	/s/ Konstantin Poukalov
Konstantin Poukalov
Executive Vice President, Chief Financial Officer